UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 24, 2006

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2006, Corinthian Colleges, Inc. (the "Company") entered into extensions of the current employment agreements with each of David Moore, Beth Wilson and Stan Mortensen, who will continue to serve as the Company’s Chairman of the Board; Executive Vice President of Operations; and Senior Vice President, General Counsel and Corporate Secretary, respectively.

The following summary of Mr. Moore’s employment agreement is qualified in its entirety by reference to the form of the employment agreement filed as an exhibit to this report, and the following summaries of Ms. Wilson’s and Mr. Mortensen’s employment agreements are qualified in their entirety by reference to the form of employment agreement filed as Exhibit 10.1 to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2006.

Each of the employment agreements have initial terms of two years and, in the absence of advance written notice by the Company to the employees or by the employees to the Company, will be automatically extended for an additional year on each anniversary of the effective date of the employment agreements. The maximum term of the employment agreements, even with the automatic extensions, is five years.

The employment agreements provide for the payment of annual base salaries to Mr. Moore, Ms. Wilson and Mr. Mortensen of $676,000, $374,500, and $265,200, respectively. The amount of the employees’ base salaries will be reviewed annually by the Compensation Committee of the Board of Directors. The base salaries can only be reduced involuntarily by the Company to the extent such reduction is made equally to all employees of a substantially equal level or position. Each employee is also entitled to participate in and be covered by bonus plans, employee health plans, insurance benefits, 401(k) plans and vacation and other benefits currently established for the employees of the Company.

If the Company terminates Mr. Moore’s employment without cause, or if Mr. Moore terminates his employment under certain circumstances set forth in the employment agreement, then Mr. Moore will be entitled to a lump sum payment equal to two times the value of his annual base salary under the employment agreement plus two times the value of his average annual bonus under any bonus plan with the Company for the previous two fiscal years. If the Company terminates the employment of Ms. Wilson or Mr. Mortensen without cause, or if Ms. Wilson or Mr. Mortensen terminates his or her employment under certain circumstances set forth in the employment agreements, then such employee will be entitled to receive a lump sum payment equal to one times the value of his or her annual base salary under the employment agreement, plus one times the value of his or her average annual bonus under any bonus plan with the Company for the previous two fiscal years.

If the employment of Mr. Moore, Ms. Wilson or Mr. Mortensen is terminated, voluntarily or involuntarily, following a change-in-control of the Company (as defined in the employment agreements) then such employee would be entitled to receive a payment equal to two times the value of his or her annual base salary, plus two times the value of his average annual bonus for the previous two fiscal years. In the case of Ms. Wilson and Mr. Mortensen, if such payment results in the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then such employee’s payment would either be (a) the full payment amount, or (b) such lesser amount that would result in no portion of such payment being subject to such excise tax, whichever of the foregoing amounts results in the receipt by such person, on an after-tax basis, of the greatest amount of such payment. In the case of Mr. Moore, if such payment results in the imposition of excise taxes under Section 4999 of the Code, Mr. Moore would be entitled to receive an additional payment so that, after payment by Mr. Moore of all applicable excise taxes, he retains an amount equal to the amount he would have retained had no excise tax been imposed.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The exhibit to this Current Report is listed in the Exhibit Index set forth on the following page.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corinthian Colleges, Inc.

March 1, 2006	By:	Stan A. Mortensen

Name: Stan A. Mortensen
Title: Senior Vice President and General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Form of Employment Agreement between Corinthian Colleges, Inc. and David Moore.